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                                                                   EXHIBIT 10.23

                              EMPLOYMENT AGREEMENT

         This Employment Agreement (the "Agreement"), by and among Quanta Services, Inc., a Delaware corporation ("Employer"), and Peter T. Dameris ("Employee"), is hereby entered into this April 1, 2001 (the "Execution Date").

                                    RECITALS

         A. As of the Execution Date, Employer is engaged primarily in the business of specialized construction contracting and/or maintenance services to: electric utilities; telecommunication, cable television and natural gas operators; governmental entities; the transportation industry; and commercial and industrial customers.

         B. Employee is employed hereunder by Employer in a confidential relationship wherein Employee, in the course of Employee's employment with Employer, has and will continue to become familiar with and aware of Confidential Information (as defined in Section 9), all of which has been and will be established and maintained at great expense to Employer and all or part of which constitutes "trade secrets" of Employer and the valuable goodwill of Employer.

                                   AGREEMENTS

         In consideration of the mutual promises, terms, covenants and conditions set forth herein and the performance of each, the parties hereto hereby agree as follows:

         1. Employment and Duties.

                  (a) Employer hereby employs Employee as Executive Vice President and Chief Operating Officer of Employer effective as of February 5, 2001 (the "Effective Date"). As such, Employee shall have responsibilities, duties and authority reasonably accorded to and expected of an Executive Vice President and Chief Operating Officer of Employer and will report directly to the Chief Executive Officer of Employer (the "CEO"). Employee hereby accepts this employment upon the terms and conditions herein contained and, subject to Section 1(c), agrees to devote Employee's work time, attention and efforts to promote and further the business of Employer.

                  (b) Employee shall faithfully adhere to, execute and fulfill all policies established by the Board of Directors of Employer (the "Board") and the CEO.

                  (c) Employee shall not, during the Term (as defined in Section
         5) of this Agreement, be engaged in any other business activity pursued for gain, profit or other pecuniary advantage if such activity substantially interferes with Employee's duties and responsibilities hereunder. The foregoing limitations shall not be construed as prohibiting Employee from making personal investments in such form or manner as will neither require Employee's services in the operation or affairs of the companies or enterprises in which such investments are made nor violate the terms of Section 3.

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         2. Compensation. For all services rendered by Employee, Employer shall compensate Employee as follows:

                  (a) Base Salary. The base salary payable to Employee beginning as of the Effective Date shall be $300,000 per year, payable on a regular basis in accordance with Employer's standard payroll procedures but not less than monthly. On at least an annual basis, the Board will review Employee's performance and may make increases to such base salary if, in its discretion, any such increase is warranted. Such recommended increase would, in all likelihood, require approval by the Board or a duly constituted committee thereof.

                  (b) Bonus.

                           (i) Employee will participate in the Management
                  Incentive Bonus Plan developed by Employer for the fiscal year ending December 31, 2001. The maximum bonus for which Employee will be eligible pursuant to such plan will be 100% of his base salary; provided, however, in no event will Employee's bonus for the fiscal year ending December 31, 2001 be less than $200,000.

                           (ii) Employee will participate in the Management
                  Incentive Bonus Plan developed by Employer for the fiscal year ending December 31, 2002. The maximum bonus for which Employee will be eligible pursuant to such plan will be 100% of Employee's base salary. Employee will participate in future incentive bonus plans made available by Employer during the Term of this Agreement, provided that the maximum bonus for which Employee will be eligible pursuant to any such plan will be 100% of his base salary at the time the bonus is given.

                  (c) Executive Perquisites, Benefits, and Other Compensation. Employee shall be entitled to receive, beginning as of the Effective Date, additional benefits and compensation from Employer in such form and to such extent as specified below:

                           (i) Payment of all premiums for coverage for Employee
                  and Employee's dependent family members under health, hospitalization, disability, dental, life and other insurance plans that Employer will have in effect.

                           (ii) Reimbursement for all business travel and other
                  out-of-pocket expenses reasonably incurred by Employee in the performance of Employee's services pursuant to this Agreement. All reimbursable expenses shall be appropriately documented in reasonable detail by Employee upon submission of any request for reimbursement, and in a format and manner consistent with Employer's expense reporting policy.

                           (iii) Employer shall provide Employee with other
                  executive perquisites that are available to other executives generally and participation in all other benefits and compensation plans or programs as available to other executives from time to time.

                           (iv) Four weeks paid vacation per year.


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                           (v) Payment of attorney's fees, up to a maximum of
                  $6,000, incurred by Employee for his review and negotiation of this Agreement.

                  (d) Restricted Stock. Subject to the provisions of Section 20, on or before the first to occur of (i) the adoption by Employer of an employee benefit plan providing for the issuance of restricted stock grants, (ii) a vesting event under clause (G) of Section 20(a)(xiii) or
         (iii) June 1, 2001, Employer agrees that it shall issue to Employee 72,701 shares of Common Stock, $.00001 par value per share (the "Common Stock"), of Employer.

                  (e) Stock Options. On or before the Execution Date, Employer shall grant Employee nonqualified options to purchase 175,000 shares of Common Stock under Employer's 1997 Stock Option Plan. Except for extraordinary circumstances, on each successive anniversary of the Effective Date during the Term of this Agreement, Employer shall grant Employee nonqualified options to purchase 50,000 shares of Common Stock under Employer's 1997 Stock Option Plan, as it may be amended from time to time, or under, and subject to, the provisions of any similar plan providing for the grant of nonqualified stock options that may be adopted by Employer after the Execution Date. Options granted pursuant to this subsection shall be granted at an exercise price per share equal to the closing price of the Common Stock on the date of such grant and shall be substantially in the form of the grant agreement attached hereto as Exhibit A (the "Stock Option Agreement").

         3. Non-Competition.

                  (a) Employee hereby agrees that Employee will not, during the Term (as defined in Section 5) of this Agreement, and for a period of one (1) year following the end of the Term, for any reason whatsoever, directly or indirectly, for himself or on behalf of or in conjunction with any other person, persons, company, partnership, corporation or business of whatever nature:

                           (i) engage, as an officer, director, shareholder,
                  owner, partner, joint venturer or in a managerial capacity, whether as an employee, independent contractor, consultant or advisor or as a sales representative, in any Competitive Business (as defined in Section 3(c)) or within 100 miles of any other geographic area in which Employer or any of Employer's direct or indirect subsidiaries conducts business, including any territory serviced by Employer or any of its subsidiaries (the "Territory");

                           (ii) call upon any person who is, at that time,
                  within the Territory, an employee of Employer (including the subsidiaries thereof) for the purpose or with the intent of enticing such employee away from or out of the employ of Employer (including the direct or indirect subsidiaries thereof);

                           (iii) call upon any person or entity which is, at
                  that time, or which has been, within one (1) year prior to that time, a customer of Employer (including the direct or indirect subsidiaries thereof) within the Territory for the purpose of

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                  soliciting or selling products or services in a Competitive
                  Business within the Territory; or

                           (iv) call upon any prospective acquisition candidate,
                  on Employee's own behalf or on behalf of any competitor, which candidate was, to Employee's actual knowledge after due inquiry, either called upon by Employer including the direct or indirect subsidiaries thereof) or for which Employer made an acquisition analysis, for the purpose of acquiring such entity.

         Notwithstanding the above, the foregoing covenant shall not be deemed to prohibit Employee from acquiring as an investment not more than two percent (2%)of the capital stock of a competing business, whose stock is traded on a national securities exchange or over-the-counter.

                  (b) Because of the difficulty of measuring economic losses to Employer as a result of a breach of the foregoing covenant, and because of the immediate and irreparable damage that could be caused to Employer for which it would have no other adequate remedy, Employee agrees that the foregoing covenant may be enforced by Employer in the event of breach by him, by injunctions and restraining orders.

                  (c) It is agreed by the parties that the foregoing covenants in this Section 3 impose a reasonable restraint on Employee in light of the activities and business of Employer (including Employer's direct and indirect subsidiaries) on the date of the execution of this Agreement and the current plans of Employer (including Employer's direct and indirect subsidiaries). "Competitive Business" means any business that provides specialized construction contracting and/or maintenance services to: electric utilities; telecommunication, cable television or natural gas pipeline operators; governmental entities; the transportation industry; or commercial and/or industrial customers.

         It is further agreed by the parties hereto that, in the event that Employee shall cease to be employed hereunder, and shall enter into a business or pursue other activities the operation of which does not violate clause (a)(i) of this Section 3, and such new business or activities are not in violation of this Section 3 or of employee's obligations under this Section 3, Employee shall not be chargeable with a violation of this Section 3 if Employer (including Employer's direct and indirect subsidiaries) shall thereafter enter the same, similar or a competitive (i) business, (ii) course of activities or (iii) location, as applicable.

                  (d) The covenants in this Section 3 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. Moreover, in the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which the court deems reasonable, and the Agreement shall be reformed in accordance therewith.

                  (e) All of the covenants in this Section 3 shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or

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         cause of action of Employee against Employer, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Employer of such covenants.

                  (f) Notwithstanding any other provision of this Agreement, if Employee's employment is terminated by Employer for other than good cause, then no non-competition provision shall be enforceable for any period of time during which or for which the Employee is not receiving or has not received severance compensation.

         4. Place of Performance. Nothing contained herein shall be deemed to require Employee to relocate from Employee's current residence to geographic location other than the Houston, Texas metropolitan area to carry out Employee's duties and responsibilities under this Agreement. In the event (i) Employer requires Employee to relocate or (ii) Employer relocates its principal executive office outside a 75-mile radius of the City of Houston, Texas without Employee's written consent and as a result of such relocation Employee is the only executive officer of Employer still based in Texas, Employee may immediately terminate this Agreement, in which case (a) Employee shall receive from Employer, in a lump-sum payment due on the effective date of termination of this Agreement pursuant to the provisions of this Section 4, an amount equal to two times Employee's base salary at the rate then in effect, (b) all options to purchase Common Stock granted to Employee shall immediately vest and, for the sole purpose of being eligible to exercise such options, Employee's employment shall be deemed to continue for whatever time period is remaining under the Initial Term or the then current Renewal Term of this Agreement, disregarding the earlier termination of Employee's employment under this Section 4 and (c) the Issued Shares (as defined in Section 20) shall vest in accordance with clause (G) of the Vesting Schedule (as defined in Section 20(a)).

         5. Term; Termination; Rights on Termination. The term of this Agreement shall begin on the Effective Date and continue for three (3) years (the "Initial Term"), and, unless terminated sooner as herein provided, shall continue thereafter on a year-to-year basis (each a "Renewal Term" and together with the Initial Term, the "Term") on the same terms and conditions contained herein in effect as of the time of renewal. This Agreement and Employee's employment may be terminated in any one of the followings ways:

                  (a) Death. The death of Employee shall immediately terminate this Agreement with no severance compensation due to Employee's estate, other than any payments provided for under any employee benefit plan or program.

                  (b) Disability. If, as a result of incapacity due to physical or mental illness or injury, Employee shall have been absent from Employee's full-time duties hereunder for four (4) consecutive months, then thirty (30) days after receiving written notice (which notice may occur before or after the end of such four (4) month period, but which shall not be effective earlier than the last day of such four (4) month period), Employer may terminate Employee's employment hereunder provided Employee is unable to resume Employee's full-time duties at the conclusion of such notice period. Also, Employee may terminate Employee's employment hereunder if his health should become impaired to an extent that makes the continued performance of Employee's duties hereunder hazardous to Employee's physical or mental health or life, provided that Employee shall have

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         furnished Employer with a written statement from a qualified doctor to such effect and provided, further, that, at Employer's request made within thirty (30) days of the date of such written statement, Employee shall submit to an examination by a doctor selected by Employer who is reasonably acceptable to Employee or Employee's doctor and such doctor shall have concurred in the conclusion of Employee's doctor. In the event this Agreement is terminated as a result of Employee's disability, Employee shall receive from Employer, in a lump-sum payment due within ten (10) days of the effective date of termination, Employee's base salary at the rate then in effect for whatever time period is remaining under the Initial Term or the then current Renewal Term of this Agreement, as applicable, or for one (1) year, whichever amount is greater and any other required payments provided under any welfare or benefit plan or program in which Employee is a participant.

                  (c) Good Cause Termination By Employer. Employer may terminate the Agreement thirty (30) days after delivery of written notice to Employee for good cause, which shall be: (1) Employee's willful, material and irreparable breach of this Agreement; (2) Employee's gross negligence in the performance or intentional nonperformance or inattention continuing for thirty (30) days after receipt of written notice of need to cure of any of Employee's material duties and responsibilities hereunder; (3) Employee's willful dishonesty, fraud or material misconduct with respect to the business or affairs of Employer; (4) Employee's conviction of a felony crime; or (5) chronic alcohol abuse or illegal drug abuse by Employee. In the event of a termination for good cause, as enumerated above, Employee shall have no right to any severance compensation.

                  (d) Without Good Cause. At any time after the commencement of employment, either Employee or Employer may, without good cause, terminate this Agreement and Employee's employment, effective thirty
         (30) days after written notice is provided to the other party. Should Employee be terminated by Employer without good cause during the Term,
         (i) Employee shall receive from Employer, in a lump-sum payment due on the effective date of termination, an amount equal to two times Employee's base salary at the rate then in effect, (ii) any options to purchase Common Stock granted to Employee that would have vested on the next succeeding anniversary of the grant date following such termination shall vest pro rata from the first day following the anniversary of the grant date of such options immediately preceding such termination, up to and including the effective date of termination computed based on a 365-day year (or, if such termination occurs within the first year, the number of days that have elapsed subsequent to the Effective Date), and, for the sole purpose of being eligible to exercise all of his vested options, Employee's employment shall be deemed to continue for whatever time period is remaining under the Initial Term or the then current Renewal Term of this Agreement, disregarding its earlier termination on Employee's termination of employment under this Section 5(d) and (iii) the Issued Shares shall vest in accordance with clause (G) of the Vesting Schedule. If Employee resigns or otherwise terminates Employee's employment without cause pursuant to this Section 5(d), Employee shall receive no severance compensation.

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                  (e) Change in Control of Employer. In the event of a Change in
         Control (as defined in Section 13) of Employer during the Term of this Agreement, refer to Section 13.

                  (f) Non-Renewal. In the event that Employer chooses not to renew this Agreement upon the expiration of the Initial Term or the then current Renewal Term of this Agreement, it shall give Employee written notice of this intent ninety (90) days before the expiration of such Initial Term or Renewal Term. In case of such non-renewal, Employee shall receive from Employer, in a lump-sum payment due on the date of expiration of such Initial Term or Renewal Term, an amount equal to Employee's base salary then in effect. If Employee resigns or otherwise terminates Employee's employment without cause pursuant to this Section 5(f), Employee shall receive no severance compensation.

                  (g) Change in Place of Performance. If there is a change in Employee's place of performance as set forth in Section 4, then Employee may terminate this Agreement pursuant to the terms of Section 4.

                  (h) Other Effects of Termination Under Section 5(a)-(g). Upon termination of this Agreement for any reason provided above, Employee shall be entitled to receive all compensation earned and all benefits and reimbursements due through the effective date of termination. Additional compensation subsequent to termination, if any, will be due and payable to Employee only to the extent and in the manner expressly provided in this Section 5 or in Sections 4, 13 or 20(a)(xiii)(G). All other rights and obligations of Employer and Employee under this Agreement shall cease as of the effective date of termination, except that Employer's obligations under Section 10 hereof and any other statutorily required obligations and Employee's obligations under Sections 3, 7, 8, 9, 11 and 17 hereof shall survive such termination in accordance with their terms.

         6. Good Cause Termination By Employee. If termination of Employee's employment arises out of Employer's failure to pay Employee on a timely basis the amounts to which he is entitled under this Agreement or as a result of any other breach of this Agreement by Employer, Employer shall pay all amounts and damages to which Employee may be entitled as a result of such breach, including interest thereon at the maximum non-usurious rate and all reasonable legal fees and expenses and other costs incurred by Employee to enforce Employee's rights hereunder. A termination under this Section 6 will relieve Employee of all obligations under Section 3.

         7. Return of Company Property. All records, designs, patents, business plans, financial statements, manuals, memoranda, lists and other property delivered to or compiled by Employee by or on behalf of Employer, or its representatives, vendors or customers which pertain to the business of Employer shall be and remain the property of Employer, and be subject at all times to its discretion and control. Likewise, all correspondence, reports, records, charts, advertising materials, and other similar data pertaining to the business, activities or future plans of Employer which is collected by Employee shall be delivered promptly to Employer without request by it upon termination of Employee's employment. Because of the difficulty of measuring economic losses to Employer as a result of a breach of this Section 7, and because of

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the immediate and irreparable damage that could be caused to Employer for which it would have no other remedy, Employee agrees that this Section 7 may be enforced by Employer in the event of breach by him, by injunctions and restraining orders.

         8. Inventions. Employee shall disclose promptly to Employer any and all significant conceptions and ideas for inventions, improvements and valuable discoveries, whether patentable or not, which are conceived or made by Employee, solely or jointly with another, during the Term of this Agreement or within one
(1) year hereafter, and which are directly related to the business or activities of Employer and which Employee conceives as a result of Employee's employment by Employer. Employee hereby assigns and agrees to assign all of Employee's interests therein to Employer or its nominee. Whenever requested to do so by Employer, Employee shall execute any and all applications, assignments or other instruments that Employer shall deem necessary to apply for and obtain Letters Patent of the United States or any foreign country or to otherwise protect Employer's interest therein.

         9. Confidentiality. Employee acknowledges and agrees that all Confidential Information (as defined below) is confidential and a valuable, special and unique asset of Employer that gives Employer an advantage over its actual and potential, current and future competitors. Employee further acknowledges and agrees that Employee owes Employer a fiduciary duty to preserve and protect all Confidential Information from unauthorized disclosure or unauthorized use; certain Confidential Information constitutes "trade secrets" under the laws of the State of Texas; and unauthorized disclosure or unauthorized use of the Confidential Information would irreparably injure Employer.

                  (a) Both during the term of Employee's employment and after the termination of Employee's employment for any reason (including wrongful termination), Employee shall hold all Confidential Information in strict confidence, and shall not use any Confidential Information except for the benefit of Employer, in accordance with the duties assigned to Employee by Employer. Employee shall not, at any time (either during or after the term of Employee's employment), disclose any Confidential Information to any person or entity (except other employees of Employer who have a need to know the information in connection with the performance of their employment duties), or copy, reproduce, modify, decompile or reverse engineer any Confidential Information, or remove any Confidential Information from Employer's premises, without the prior written consent of Employer, or permit any other person to do so. Employee shall take reasonable precautions to protect the physical security of all documents and other material containing Confidential Information (regardless of the medium on which the Confidential Information is stored). This Agreement applies to all Confidential Information, whether now known or later to become known to Employee. It shall not be a violation of this Section 9(a) for Employee to disclose Confidential Information to the extent he is required to do so by law or order of any court; provided, however, that Employer shall be given notice of any such required disclosure.

                  (b) Upon the termination of Employee's employment with Employer for any reason (including wrongful termination), and upon request of Employer at any other time, Employee shall promptly surrender and deliver to Employer all documents and other written material of any nature containing or pertaining to any Confidential Information

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         and shall not retain any such document or other material. Within five days of any such request, Employee shall certify to Employer in writing that all such materials have been returned.

                  (c) As used in this Agreement, the term "Confidential Information" shall mean any information or material known to or used by or for Employer or any entity controlled by or under common control with Employer (each, an "Affiliate") (whether or not owned or developed by Employer or such Affiliate and whether or not developed by Employee) that (i) is not generally known to the public and (ii) was not disclosed to Employee by a third party having a legal right to disclose such information. Confidential Information includes, but is not limited to, the following: (A) all trade secrets of Employer and its Affiliates; (B) all information that Employer or any Affiliate has marked as confidential or has otherwise described to Employee (either in writing or orally) as confidential; (C) all nonpublic information concerning Employer's and its Affiliates' products, services, prospective products or services, research, product designs, prices, discounts, costs, marketing plans, marketing techniques, market studies, competition, test data, customers, customer lists and records, suppliers or contracts; (D) all business records and plans of Employer and its Affiliates; (E) all personnel files of Employer and its Affiliates; (F) all financial information of or concerning Employer and its Affiliates; (G) all information relating to operating system software, application software, software and system methodology, hardware platforms, technical information, inventions, computer programs and listings, source codes, object codes, copyrights, or other intellectual property; (H) all technical specifications; (I) any proprietary information belonging to Employer or any Affiliate; and (J) all of Employer's or any Affiliate's computer hardware or software, training or instruction manuals and data and computer system passwords and user codes.

         Because of the difficulty of measuring economic losses to Employer as a result of a breach of this Section 9, and because of the immediate and irreparable damage that could be caused to Employer for which it would have no other adequate remedy, Employee agrees that this Section 9 may be enforced by Employer in the event of a breach by Employee by injunctions and restraining orders.

         10. Indemnification. In the event Employee is made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by Employer against Employee), by reason of the fact that Employee is or was performing services under this Agreement, then Employer shall indemnify Employee against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement, as actually and reasonably incurred by Employee in connection therewith. In the event that both Employee and Employer are made a party to the same third-party action, complaint, suit or proceeding, Employer agrees to engage competent legal representation, and Employee agrees to use the same representation, provided that if counsel selected by Employer shall have a conflict of interest that prevents such counsel from representing Employee, Employee may engage separate counsel and Employer shall pay all attorneys' fees of such separate counsel. Further, while Employee is expected at all times to use Employee's best efforts to faithfully discharge his duties under this Agreement, Employee cannot be held liable to Employer for errors or omissions made in good faith where Employee has not exhibited gross,

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willful or wanton negligence or misconduct or performed criminal and fraudulent acts which materially damage the business of Employer.

         11. No Prior Agreements. Employee hereby represents and warrants to Employer that the execution of this Agreement by Employee and his employment by Employer and the performance of Employee's duties hereunder will not violate or be a breach of any agreement with a former employer, client or any other person or entity. Further, Employee agrees to indemnify Employer for any claim, including but not limited to attorneys' fees and expenses of investigation, by any such third party that such third party may now have or may hereafter come to have against Employer based upon or arising out of any noncompetition agreement, invention or secrecy agreement between Employee and such third party which was in existence as of the Effective Date.

         12. Assignment; Binding Effect. Employee understands that he has been selected for employment by Employer on the basis of Employee's personal qualifications, experience and skills. Employee, therefore, shall not assign all or any portion of Employee's performance under this Agreement. Subject to the preceding two (2) sentences and the express provisions of Section 13, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective heirs, legal representatives, successors and assigns.

         13. Change in Control.

                  (a) Employee understands and acknowledges that Employer may be merged or consolidated with or into another entity and that such entity shall automatically succeed to the rights and obligations of Employer hereunder or that Employer may undergo another type of Change in Control. In the event such a merger or consolidation or other Change in Control is initiated prior to the end of the Term, then in no event shall the Term of this Agreement expire prior to the first anniversary of such Change in Control and the provisions of this Section 13 shall be applicable during such period.

                  (b) In any Change in Control situation, Employee may, at his sole discretion, elect to terminate this Agreement by providing written notice to Employer at least five (5) business days prior to the anticipated closing of the transaction giving rise to the Change in Control. In such case, the applicable provisions of Section 5(d) will apply as though Employer had terminated this Agreement without cause; provided, however, under such circumstances (i) the amount of the lump-sum severance payment due to the Employee shall be equal to one and one-half times the amount calculated under the terms of Section 5(d)(i), (ii) all options to purchase Common Stock granted to Employee shall immediately vest (to the extent not already fully vested under the terms of the Stock Option Agreement) and, for the sole purpose of being eligible to exercise such options, Employee's employment shall be deemed to continue for whatever time period is remaining under the Initial Term or the then current Renewal Term of this Agreement, disregarding the earlier termination of Employee's employment under this Section 13, (iii) the Issued Shares shall vest in accordance with clause (G) of the Vesting Schedule as applicable to a Change in Control and (iv) the noncompetition provisions of Section 3 shall not apply.

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                  (c) For purposes of applying Section 5 under the circumstances described in subsection (b) above, the effective date of termination will be the closing date of the transaction giving rise to the Change in Control and all compensation, reimbursements and lump-sum payments due Employee must be paid in full by Employer at or prior to such closing. Further, Employee will be given sufficient time and opportunity to elect whether to exercise all or any of Employee's vested options to purchase Employer Common Stock, including any options with accelerated vesting under the provisions of Employer's 1997 Stock Option Plan, any subsequent plan and/or the Stock Option Agreement, such that Employee may convert the options to shares of Common Stock at or prior to the closing of the transaction giving rise to the Change in Control, if Employee so desires.

                  (d) In the event that a successor in a pending Change in Control gives notice that it will assume Employer's obligations under this Agreement and Employee chooses not to terminate this Agreement pursuant to the provisions of subsection (b) above, and at the time of or within twelve (12) months following such Change in Control either
         (i) Employee incurs a change that constitutes a Lesser Position (as defined in Section 13(f)) or (ii) Employee is terminated other than pursuant to Section 5(c), then effective as of the date Employee is caused to be in a Lesser Position or the effective date of such termination, whichever is applicable, such event shall be deemed to be a termination of this Agreement by Employer without good cause during the Term and the applicable portions of Section 5(d) will apply; provided, however, under such circumstances, (A) the amount of the lump-sum severance payment due to the Employee shall be equal to one and one-half times the amount calculated under the terms of Section 5(d)(i), (B) all options to purchase Common Stock granted to Employee shall immediately vest (to the extent not already fully vested under the terms of the Stock Option Agreement) and, for the sole purpose of being eligible to exercise such options, Employee's employment shall be deemed to continue for whatever time period is remaining under the Initial Term or the then current Renewal Term of this Agreement, disregarding the earlier termination of Employee's employment under this Section 13, (C) the Issued Shares shall vest in accordance with clause (G) of the Vesting Schedule as applicable to a Change in Control and (D) the noncompetition provisions of Section 3 shall not apply.

                  (e) A "Change in Control" shall be deemed to have occurred if:

                           (i) any person or entity, other than Employer or an
                  employee benefit plan of Employer, acquires directly or indirectly the Beneficial Ownership (as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended) of any voting security of Employer and immediately after such acquisition such person or entity is, directly or indirectly, the Beneficial Owner of voting securities representing 50% or more of the total voting power of all of the then-outstanding voting securities of Employer;

                           (ii) John R. Colson is not the Chief Executive
                  Officer of Employer, unless Employee has immediately succeeded John R. Colson as Chief Executive Officer;

Employment Agreement -- Peter T. Dameris      11

                           (iii) the stockholders of Employer shall approve a
                  merger, consolidation, recapitalization or reorganization of Employer, a reverse stock split of outstanding voting securities or consummation of any such transaction if stockholder approval is not obtained, other than any such transaction which would result in at least 75% of the total voting power represented by the voting securities of the surviving entity outstanding immediately after such transaction being Beneficially Owned by at least 75% of the holders of outstanding voting securities of Employer immediately prior to the transaction, with the voting power of each such continuing holder relative to other such continuing holders not substantially altered in the transaction; or

                           (iv) the stockholders of Employer shall approve a
                  plan of complete liquidation of Employer or an agreement for the sale or disposition by Employer of all or a substantial portion of Employer's assets (i.e., 50% or more of the total assets of Employer).

                  (f) "Lesser Position" shall mean a new position or a change in Employee's position, which, compared with Employee's position immediately prior to the Change in Control, (i) reduces Employee's compensation (including base salary, fringe benefits or incentive compensation opportunities (as determined in good faith by Employee) under any corporate-performance based bonus and incentive programs), or
         (ii) materially reduces Employee's duties, status, reporting requirements or level of responsibility, or (iii) requires Employee to change his place of performance as provided in Section 4.

                  (g) Employee shall be reimbursed by Employer or its successor for all excise taxes that Employee incurs under Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), as a result of any "change in control," within the meaning of Section 280G of the Code without regard as to whether such "parachute payment" is made pursuant to this Agreement. In addition, Employee shall be reimbursed by Employer or its successor for all taxes (including any penalties and interest) and additional excise taxes attributable to the payment pursuant to the preceding sentence and the payment pursuant to this sentence. Such amount will be due and payable by Employer or its successor on the date Employer is required to withhold such excise tax, and in no event not later than within ten (10) days after Employee delivers a written request for reimbursement accompanied by a copy of Employee's tax return(s) showing the excise tax actually incurred by Employee. Such amount shall not be subject to offset or reduction for any amount owed or claimed to be owed to Employer or its successor by Employee. If not paid by Employer when due, the amount due under this subsection shall bear interest at the maximum non-usurious rate allowed by law from the due date to the date of payment.

         14. Complete Agreement. This Agreement supersedes any other agreements or understandings, written or oral, between Employer and Employee, and Employee has no oral representations, understandings or agreements with Employer or any of its officers, directors or representatives covering the same subject matter as this Agreement. This written Agreement is the final, complete and exclusive statement and expression of the agreement between Employer and Employee and of all the terms of this Agreement, and it cannot be varied, contradicted or

Employment Agreement -- Peter T. Dameris      12
supplemented by evidence of any prior or contemporaneous oral or written agreements. This written Agreement may not be later modified except by a written instrument signed by a duly authorized officer of Employer and Employee, and no term of this Agreement may be waived except by a written instrument signed by the party waiving the benefit of such term

         15. Notice. Whenever any notice is required hereunder, it shall be given in writing addressed as follows:

         To Employer:               Quanta Services, Inc.
                                    1360 Post Oak Boulevard, Suite 2100
                                    Houston, Texas  77056
                                    Attention:  General Counsel

         To Employee:               Peter T. Dameris
                                    2323 Seyborn
                                    Houston, Texas  77027

Notice shall be deemed given and effective three (3) days after the deposit in the U.S. mail of a writing addressed as above and sent first class mail, certified, return receipt requested, or when actually received. Either party may change the address for notice by notifying the other party of such change in accordance with this Section

         16. Severability, Headings. If any portion of this Agreement is held invalid or inoperative, the other portions of this Agreement shall be deemed valid and operative and, so far as is reasonable and possible, effect shall be given to the intent manifested by the portion held invalid or inoperative. The section headings herein are for reference purposes only and are not intended in any way to describe, interpret, define or limit the extent or intent of the Agreement or of any part hereof.

         17. Arbitration. Except with respect to injunctive relief as provided in Sections 3(b), 7 and 9 (which relief may be sought from any court or administrative agency with jurisdiction with respect thereto), any unresolved dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three (3) arbitrators in Houston, Texas, in accordance with the National Rules of the American Arbitration Association for the Resolution of Employment Disputes in effect on the date of the event giving rise to the claim or the controversy. The arbitrators shall not have the authority to add to, detract from or modify any provision hereof nor to award punitive damages to any injured party. The arbitrators shall have the authority to order back-pay, severance compensation, vesting of options (or cash compensation in lieu of vesting of options), reimbursement of costs and attorneys fees, including those incurred to enforce this Agreement, and interest thereon in the event the arbitrators determine that Employee was terminated without disability or good cause, as defined in Sections 5(b) and 5(c), respectively, or that Employer has otherwise materially breached this Agreement. A decision by a majority of the arbitration panel shall be final and binding. Judgment may be entered on the arbitrators' award in any court having jurisdiction. The direct expense of any arbitration proceeding shall be borne by Employer.

Employment Agreement -- Peter T. Dameris      13

         18. Governing Law. This Agreement shall in all respects be construed according to the laws of the State of Texas.

         19. Counterparts. This Agreement may be executed simultaneously in two
(2) or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

         20. Provision Relating to Restricted Stock. All shares of Common Stock issued pursuant to Section 2(d) shall be issued subject to the provisions of this Section 20.

                  (a) Definitions. For purposes of this Section 20, the following terms shall have the following meanings:

                           (i) "1933 Act" shall mean the Securities Act of 1933,
                  as amended.

                           (ii) "Cancellation Right" shall mean the right
                  granted to Employer in accordance with Section 20(f)(i).

                           (iii) "Code" shall mean the Internal Revenue Code of
                  1986, as amended.

                           (iv) "Corporate Transaction" shall mean either of the
                  following stockholder approved transactions:

                                    (A) a merger or consolidation in which
                           securities possessing more than fifty percent (50%) of the total combined voting power of Employer's outstanding capital stock are transferred to a person or persons different from the persons holding those securities immediately prior to such transaction, or

                                    (B) the sale, transfer or other disposition
                           of all or substantially all of Employer's assets in complete liquidation or dissolution of Employer.

                           (v) "Issued Shares" shall mean all shares of Common
                  Stock issued pursuant to Section 2(d) of this Agreement.

                           (vi) "Permitted Transfer" shall mean (A) a gratuitous
                  transfer of the Issued Shares, provided and only if Employee obtains Employer's prior written consent to such transfer, or
                  (B) a transfer of title to the Issued Shares effected pursuant to Employee's will or the laws of intestate succession following Employee's death.

                           (vii) "Purchase Price" shall mean the par value per
                  share of the Common Stock multiplied by the number of Issued Shares.

                           (viii) "Recapitalization" shall mean any stock split,
                  stock dividend, recapitalization, combination of shares, exchange of shares or other change

Employment Agreement -- Peter T. Dameris      14
                  affecting Employer's outstanding Common Stock as a class without Employer's receipt of consideration.

                           (ix) "Rule 144" shall mean Rule 144 promulgated by
                  the SEC pursuant to the 1933 Act.

                           (x) "SEC" shall mean the Securities and Exchange
                  Commission.

                           (xi) "Service" shall mean Employee's provision of
                  services to Employer or any Affiliate (including any successor thereto).

                           (xii) "Unvested Shares" shall have the meaning
                  assigned to such term in Section 20(f)(i).

                           (xiii) "Vesting Schedule" shall mean, subject to
                  clause (G) below, the following:

                                    (A) Upon the first anniversary of the
                           Effective Date, Employee shall acquire a vested interest in, and the Cancellation Right shall lapse with respect to, twelve and one-half percent (12.5%) of such Issued Shares.

                                    (B) Upon the second anniversary of the
                           Effective Date, Employee shall acquire a vested interest in, and the Cancellation Right shall lapse with respect to, an additional twelve and one-half percent (12.5%) of such Issued Shares.

                                    (C) Upon the third anniversary of the
                           Effective Date, Employee shall acquire a vested interest in, and the Cancellation Right shall lapse with respect to, an additional twenty-five percent (25%) of such Issued Shares.

                                    (D) Upon the fourth anniversary of the
                           Effective Date, Employee shall acquire a vested interest in, and the Cancellation Right shall lapse with respect to, an additional twenty-five percent (25%) of such Issued Shares.

                                    (E) Upon the fifth anniversary of the
                           Effective Date, Employee shall acquire a vested interest in, and the Cancellation Right shall lapse with respect to, an additional twelve and one-half percent (12.5%) of such Issued Shares.

                                    (F) Upon the sixth anniversary of the
                           Effective Date, Employee shall acquire a vested interest in, and the Cancellation Right shall lapse with respect to, the final twelve and one-half percent (12.5%) of such Issued Shares.

Employment Agreement -- Peter T. Dameris      15

                                    (G) Notwithstanding anything to the contrary
                           in clauses (A)-(F) above, Employee shall immediately acquire a vested interest in, and the Cancellation Right shall lapse with respect to, (1) all of the Issued Shares upon a Change in Control as defined in
                           Section 13 or if Employee's employment is terminated pursuant to Section 4, and (2) if Employee's employment is terminated by Employer pursuant to
                           Section 5(d), a pro rata number of the Issued Shares that would have vested on the next succeeding anniversary of the Effective Date following such termination shall vest on such termination date based on the number of days that have lapsed since the anniversary of the Effective Date immediately preceding such termination (or, if such termination occurs within the first year, the number of days that have lapsed subsequent to the Effective Date) up to and including the date of such termination over 365.

                  (b) Purchase Price. Employer shall issue the Issued Shares, subject to the terms and conditions set forth in this Section 20, upon payment by Employee to Employer in cash of the Purchase Price.

                  (c) Stockholder Rights. Until such time as Employer exercises the Cancellation Right, Employee shall have all the rights of a stockholder (including voting, dividend and liquidation rights) with respect to the Issued Shares, subject, however, to the restrictions contained in this Section 20.

                  (d) Securities Law Compliance.

                           (i) Restricted Securities. If the Issued Shares have
                  not been registered under the 1933 Act and are being issued to Employee in reliance upon the exemption for such registration provided by Section 4(2) of the 1933 Act, Employee hereby confirms that Employee has been informed that the Issued Shares will be restricted securities under the 1933 Act and may not be resold or transferred unless the Issued Shares are first registered under the federal securities laws or unless an exemption from such registration is available. Accordingly, subject to the further provisions of this Section 20, Employee hereby acknowledges that Employee is prepared to hold the Issued Shares for an indefinite period and that Employee is aware of the requirements of Rule 144 and other exemptions from the registration requirements of the 1933 Act.

                           (ii) Restrictions on Disposition of Issued Shares.
                  Subject to the further provisions of this Section 20, if the Issued Shares have not been registered under the 1933 Act, the Employee shall make no disposition of the Issued Shares (other than a Permitted Transfer) unless and until there is compliance with all of the following requirements:

                                    (A) Employee shall have furnished Employer
                           with a written summary of the terms and conditions of the proposed disposition.

Employment Agreement -- Peter T. Dameris      16

                                    (B) Employee shall have complied with all
                           requirements of this Agreement applicable to the disposition of the Issued Shares.

                                    (C) Employee shall have provided Employer
                           with written assurances, in form and substance satisfactory to Employer, that (1) the proposed disposition does not require registration of the Issued Shares under the 1933 Act or (2) all appropriate action necessary for compliance with the registration requirements of the 1933 Act or any exemption from registration available under the 1933 Act (including Rule 144) has been taken.

                           (iii) Restrictive Legends.

                                    (A) If the Issued Shares have not been
                           registered under the 1933 Act, the stock certificates (and separate certificates may be issued for each regularly scheduled vesting tranche) for all of the Issued Shares shall be endorsed with the following restrictive legend:

                                    "THE SHARES REPRESENTED BY THIS CERTIFICATE
                           HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. THE SHARES MAY NOT BE SOLD OR OFFERED FOR SALE IN THE ABSENCE OF (a) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SHARES UNDER SUCH ACT, (b) A `NO ACTION' LETTER OF THE SECURITIES AND EXCHANGE COMMISSION WITH RESPECT TO SUCH SALE OR OFFER OR (c) SATISFACTORY ASSURANCES TO THE ISSUER THAT REGISTRATION UNDER SUCH ACT IS NOT REQUIRED WITH RESPECT TO SUCH SALE OR OFFER."

                                    (B) In addition to any restrictive legend
                           required pursuant to clause (A) above, stock certificates (and separate certificates may be issued for each regularly scheduled vesting tranche) representing Unvested Shares (as defined below) shall be endorsed with the following restrictive legend:

                                    "THE SHARES REPRESENTED BY THIS CERTIFICATE
                           ARE SUBJECT TO CERTAIN CANCELLATION RIGHTS GRANTED TO THE ISSUER AND ACCORDINGLY MAY NOT BE SOLD, ASSIGNED, TRANSFERRED, ENCUMBERED, OR IN ANY MANNER DISPOSED OF EXCEPT IN CONFORMITY WITH THE TERMS OF A WRITTEN AGREEMENT DATED AS OF MARCH 12, 2001 BETWEEN THE ISSUER AND THE REGISTERED HOLDER OF THE SHARES FOR THE PREDECESSOR IN INTEREST TO THE SHARES. A COPY OF SUCH AGREEMENT IS MAINTAINED AT THE ISSUER'S PRINCIPAL CORPORATE OFFICES.

                  (e) Transfer Restrictions.

                           (i) Restrictions on transfer. Except for a Permitted
                  Transfer, Employee shall not transfer, assign, encumber or otherwise dispose of any of the Issued Shares that are subject to the Cancellation Right.

Employment Agreement -- Peter T. Dameris      17

                           (ii) Transferee Obligations. Each person to whom the
                  Issued Shares are transferred by means of a Permitted Transfer must, as a condition precedent to the validity of such transfer, acknowledge in writing to Employer that such person is bound by the provisions of this Agreement and that the transferred shares are subject to the Cancellation Right, to the same extent such shares would be so subject if retained by Employee.

                           (iii) Employer Obligations. Employer shall not be
                  required (A) to transfer on its books any Issued Shares that have been sold or transferred in violation of the provisions of this Agreement or (B) to treat as the owner of the Issued Shares, or otherwise to accord voting, dividend or liquidation rights to, any transferee to whom the Issued Shares have been transferred in contravention of this Agreement.

                  (f) Cancellation Right.

                           (i) Grant. Employer is hereby granted the right (the
                  "Cancellation Right"), exercisable at any time during the ninety (90) day period following the date Employee ceases for any reason to remain in Service to cancel, without any additional consideration, all or any portion of the Issued Shares in which Employee is not, at the time of his cessation of Service, vested in accordance with the Vesting Schedule, including clause (G) thereof, (such shares to be hereinafter referred to as the "Unvested Shares").

                           (ii) Exercise of the Cancellation Right. The
                  Cancellation Right shall be exercisable by written notice delivered to Employee and any recipient of a Permitted Transfer of Unvested Shares prior to the expiration of the ninety (90) day exercise period. The notice shall indicate the number of Unvested Shares to be cancelled. The cancellation shall be effective immediately after giving of notice in accordance with the terms of this Agreement and with no further action on the part of the holder of Unvested Shares. The certificates representing the shares so cancelled shall be promptly delivered to Employer, but failure to deliver such certificates shall not affect the effectiveness of such cancellation.

                           (iii) Termination of the Cancellation Right. The
                  Cancellation Right shall terminate with respect to any Unvested Shares for which it is not timely exercised under
                  Section 20(f)(ii). In addition, the Cancellation Right shall terminate and cease to be exercisable with respect to any and all Issued Shares in which Employee vests in accordance with the Vesting Schedule, including clause (G) thereof.

                           (iv) Recapitalization. Any new substituted or
                  additional securities or other property (including cash paid other than as a regular cash dividend) which is by reason of any Recapitalization distributed with respect to the Issued Shares shall be immediately subject to the Cancellation Right, but only to the extent the related Issued Shares are at the time covered by such right, and such Cancellation Right shall lapse as to such other securities or property at the same time as it

Employment Agreement -- Peter T. Dameris      18
                  lapses or would lapse) with respect to the related Issued Shares. Appropriate adjustments to reflect such distribution shall be made to the number and/or class of Issued Shares subject to this Agreement to reflect the effect of any such Recapitalization upon Employer's capital structure.

                  (v) Corporate Transaction.

                           (A) The Cancellation Right shall be assignable to the
                  successor entity in any Corporate Transaction. However, to the extent the successor entity does not accept such assignment, the Cancellation Right shall lapse immediately prior to the consummation of the Corporate Transaction.

                           (B) To the extent the Cancellation Right remains in
                  effect following a Corporate Transaction, such right shall apply to the new capital stock or other property (including any cash payments) received in exchange for the Issued Shares in consummation of the Corporate Transaction, but only to the extent the Issued Shares are at the time covered by such right.

                  (g) Withholding of Taxes. At the time and to the extent vested Issued Shares become compensation income to Employee for federal or state income tax purposes, Employee either shall deliver to Employer such amount of money as required to meet Employer's minimum obligation under applicable tax laws or regulations, or, in lieu of cash, Employee, in his sole discretion, may elect to surrender, or direct Employer to withhold from the Issued Shares, shares of Common Stock (valued at their fair market value on the date of surrender or withholding of such shares) in such number as necessary to satisfy either (i) Employer's minimum tax withholding obligations or (ii) Employee's tax obligation as anticipated by Employee, by reason of such compensation income, whichever Employee elects.


                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]

Employment Agreement -- Peter T. Dameris      19

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Execution Date to be effective for all purposes as of the Effective Date.

                                               QUANTA SERVICES, INC.


                                               By: /s/ JOHN R. COLSON
                                                   ----------------------------
                                               Name: John R. Colson
                                               Title:  Chief Executive Officer


                                                   /s/ PETER T. DAMERIS
                                                   ----------------------------
                                                   Peter T. Dameris


Employment Agreement -- Peter T. Dameris      20

                                    EXHIBIT A

                         FORM OF STOCK OPTION AGREEMENT


Employment Agreement -- Peter T. Dameris